                FIRST AMENDMENT TO HARRY'S FARMERS MARKET, INC.
                -----------------------------------------------
                         1993 MANAGEMENT INCENTIVE PLAN
                         ------------------------------


     WHEREAS, the Board of Directors of Harry's Farmers Market, Inc. (the "Company") approved an Amendment to the Company's 1993 Management Incentive Plan (the "Plan") increasing the number of shares of the Company's common stock available to be optioned and sold pursuant to the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1.   Defined Terms.  Initially capitalized terms used in this Amendment
          -------------
which are not otherwise defined by this Amendment are used with the same meaning ascribed to such terms in the Plan.

     2.   Amendment.  The first sentence of Section 3 of the Plan is amended and
          ---------
restated to read in full as follows:

               The total number of shares of Stock reserved and available for distribution under the Plan shall be 475,000.

     3.   Effectiveness.  This Amendment shall not become effective unless and
          -------------
until such provisions are approved by at least a majority vote of the holders of the outstanding capital stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one (1) year following the date hereof.

     4.   Ratification.  Except as hereinabove amended and modified, the Plan is
          ------------
approved, ratified and affirmed without further modification or amendment.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of June 15, 1995, in accordance with Section 12 of the Plan and the authority provided by the Board of Directors.

                              HARRY'S FARMERS MARKET, INC.



                              By:/s/ Harry A. Blazer
                                 ----------------------------------
                              Name:  Harry A. Blazer
                              Title:  President